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                         [MOLECULAR DEVICES LETTERHEAD]

July 25, 2000

Patricia C. Sharp
320 Harding Avenue
Los Gatos, California 95032

Dear Pat:

Molecular Devices Corporation is pleased to confirm our verbal offer for the salaried, exempt position of Vice President of Human Resources. In this position you will report directly to me. This offer is contingent upon the successful completion of professional references and background check.

Your base salary will be $15,416.66 per month ($185,000.00 per annum) payable semi-monthly on the 15th and last day of each month. In addition, upon your start date with MDC you will receive a bonus of $25,000. Upon the completion of six (6) months satisfactory performance you will receive an additional $25,000. You will also receive all the employment benefits available to regular full-time employees of Molecular Devices.

As a member of the management staff, you will be eligible to participate in the 2000 MDC Executive Bonus Plan (bonus at Plan 40% prorated from time in position).

You will be eligible to receive 47,500 Incentive Stock Options subject to the approval of the Molecular Devices Board of Directors. These options will vest in accordance with the Company's vesting schedule over a period of four (4) years, and will be subject to the provisions of the Company's 1995 Stock Option Plan as amended. In addition, you will receive 2,500 Restricted Options, which will vest over two (2) years.

Upon your start date, as a condition of employment, you will be required to sign an Employee Confidentiality and Inventions Agreement (copy of agreement attached). Please review this agreement carefully; if you have any questions regarding this agreement, please feel free to call me.

This offer is made contingent upon your ability to provide proof of identification and authorization to work in the United States. Upon employment at Molecular Devices, you will be required to furnish such documentation as described in the enclosed materials.

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July 25, 2000


Additionally, this written offer constitutes all conditions and agreements of Molecular Devices Corporation. Upon acceptance of this offer, please sign, date, indicate your start date, and return this letter and the enclosed Application Form to the Human Resources Department. However, if you have not responded to this offer within five (5) days of receipt the offer will be withdrawn.

Pat, Molecular Devices Corporation is facing many exciting challenges as we continue to grow. Your experience and talents will be strong additions to our company and the Leadership Team. We are looking forward to having you join our team.

Sincerely,

MOLECULAR DEVICES CORPORATION


/s/ JOSEPH D. KEEGAN
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Joseph D. Keegan
President and Chief Executive Officer



Attachments

Accepted: /s/ PATRICIA SHARP
         ----------------------------
Date: 7/30/00
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Start Date: 9/5/00
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JK/jd